UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

ALMOST FAMILY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

 (502) 891-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Information.

On February 27, 2012, upon the recommendation of a committee of three of its independent and disinterested members, the Registrant’s board of directors approved the redemption of up to 94,440 shares of the Registrant’s common stock that were issued upon the termination and liquidation of the Registrant’s Non-Employee Directors Deferred Compensation Plan (the Plan), as amended.  The Plan was terminated by action of the Registrant’s board of directors on February 22, 2010 and was automatically liquidated one year and one day later on February 23, 2011.  Shares were liquidated at a per share price of $37.71, which price was the closing per share price on February 22, 2011.

As a result of the Plan liquidation, the Registrant received a tax benefit which increased cash on hand by approximately $1.9 million at December 31, 2011, while creating a tax obligation for participating directors, both at a value of $37.71 per share.  In lieu of open market sales of shares by directors which could have been detrimental to the value of shares in the public market, the Registrant offered to redeem the shares held by the participating directors at the lesser of the average of the open and closing price or the closing per share price on February 27, 2012.

On February 28, 2012, the Registrant agreed to redeem 72,000 shares of the Registrant’s common stock for $1,739,520 under this offer at a per share price of $24.16 which represented the closing per share price on February 27, 2012.  If the transaction had been completed on January 1, 2011, diluted earnings per share for the year ended December 31, 2011 would have been $0.01 higher.  The participating members of the Registrant’s board of directors were Jonathan D. Goldberg and Donald G. McClinton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALMOST FAMILY, INC.

Date: February 29, 2012	By:	/s/ C. Steven Guenthner
C. Steven Guenthner
Chief Financial Officer